STATE OF DELAWARE

CERTIFICATE OF TRUST

of

EMERALD STRATEGIC INNOVATION INTERVAL FUND

This Certificate of Trust of the Emerald Strategic Innovation Interval Fund (the "Trust"), dated May 4, 2022, is being duly executed and filed on behalf of the Trust by the undersigned, as the initial trustee, to form a statutory trust under the Delaware Statutory Trust Act (Title 12 of the Delaware Code,§ 3801 et seq.) (the "Act").

1.	Name: The name of the trust formed hereby is Emerald Strategic Innovation Interval Fund.

2.	Registered Office and Registered Agent: The business address of the Trust's registered office in the State of Delaware is: 1209 Orange Street, Wilmington, Delaware, 19801, County of New Castle. The name of the Trust's registered agent at such address is: The Corporation Trust Company.

3.	Investment Company: The Trust is or will become prior to or within 180 days following the issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.).

4.	Effective Date: This Certificate of Trust shall be effective upon filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Trust as of the date first above written in accordance with Section 381l(a)(l) of the Act.

Isl David Bunstine
David Bunstine, Initial Trustee

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:53 PM 05/04/2022
FILED 12:53 PM 05/04/2022

SR 20221774438 - FileNumber 6777791